UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 9, 2015

Monster Beverage Corporation

(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

0-18761	39-1679918
(Commission File Number)	(IRS Employer Identification No.)

1 Monster Way
Corona, California 92879
(Address of principal executive offices and zip code)

(951) 739 - 6200
(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

As previously disclosed in its Current Report on Form 8-K filed on August 18, 2014, Monster Beverage Corporation (the “Company”) entered into definitive agreements providing for a long-term strategic relationship in the global energy drink category with The Coca-Cola Company (“Coca-Cola”). These agreements provided for, among other things, the amendment of the Company’s existing distribution coordination agreements with Coca-Cola at the closing of the transactions.

The amended distribution coordination agreements to be entered into with Coca-Cola will provide for the transition of third parties’ rights to distribute the Company’s products in most territories in the U.S. and Canada to members of Coca-Cola’s distribution network, which consists of owned or controlled bottlers/distributors and independent bottling/distribution partners. In accordance with its existing agreements with the applicable third-party distributors, on February 9, 2015, the Company sent notices of termination to certain affected third-party distributors providing for the termination of their respective distribution agreements, to be effective at various dates beginning in March 2015.  The associated distribution rights will be transitioned to Coca-Cola’s distribution network in each applicable territory as of the effective date of the termination of the applicable third party’s rights in such territory.

The Company expects to incur costs associated with the transition of its distribution arrangements in an amount currently estimated to be $280.0 million.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Monster Beverage Corporation

Date: February 13, 2015	/s/ Hilton H. Schlosberg
Hilton H. Schlosberg
Vice Chairman of the Board of Directors,
President and Chief Financial Officer